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EDIFY CORPORATION                                                  EXHIBIT 11.01
STATEMENT OF NET INCOME (LOSS) PER SHARE
(IN THOUSANDS, EXCEPT PER SHARE DATA)


                                              THREE MONTHS ENDED        NINE MONTHS ENDED
                                                SEPTEMBER 30,               SEPTEMBER 30,
                                            ---------------------     ---------------------
                                              1997         1996         1997         1996
                                            --------     --------     --------     --------
Net income (loss) .....................     $  1,093     $     37     $  2,553     $ (1,014)
                                            ========     ========     ========     ========

Computations of weighted average
  common and dilutive common equivalent
  shares outstanding:

  Weighted average common shares
    outstanding (1) ...................       16,454       16,074       16,356       14,304


  Shares relating to SAB No. 64 and 83            --           --           --          617

  Common equivalent shares from stock
    options ...........................        1,683        1,926        1,655           --
                                            --------     --------     --------     --------


Shares used in computing net income
  (loss) per share amounts ............       18,137       18,000       18,011       14,921
                                            ========     ========     ========     ========
Net income (loss) per share ...........     $   0.06     $   0.00     $   0.14     $  (0.07)
                                            ========     ========     ========     ========
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      (1) Includes convertible preferred stock (if converted method).